UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2008

Ardmore Holdings Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23806	87-0046720
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

9 Xing Guang Road, Zhing Bei Industrial Park Xi Qing District, Tianjin, China	300384
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: +86-22-2798-4033

The descriptions of the merger agreement, securities purchase agreement, registration rights agreement, warrants and notes set forth herein and the other agreements, documents and instruments contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the transaction documents governing same, copies of which are filed as exhibits hereto.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Summary

We entered into and completed a series of transactions pursuant to which we (i) raised gross proceeds of $1.3 million from the sales of our convertible notes and warrants (convertible and exercisable to acquire an aggregate of 1,932,733 shares of our common stock at the current conversion and exercise price) and (ii) acquired, through the issuance of 22,325,000 shares of our common stock (excluding shares and warrants issued to Grand Orient Fortune Investment, Ltd. as further described herein), an operating business engaged in the commercialization and distribution of goat milk products in China. For the three months ended January 31, 2008, the acquired business had net sales of $3.88 million and net income of $1.31 million; for the year ended October 31, 2007, it had net sales of $14.4 million and net income of $4.4 million. We intend to carry on the business of the acquired company as our business. In connection with these transactions we relocated our principal executive offices to 9 XingGuang Road, ZhongBei Industrial Park, XiQing District, Tianjin, China. Our telephone number is +86-22-2798-4033.

Merger

On June 6, 2008, we, our wholly owned subsidiary, Ardmore Acquisition Corp. (“Merger Sub”), Tryant LLC, a Delaware limited liability company and Charleston Industrial Ltd., a limited liability company organized under the laws of the British Virgin Islands (“Charleston”), entered into a merger agreement pursuant to which Merger Sub was merged into Charleston and Charleston became our direct wholly owned subsidiary. Charleston is the owner of Tianjin Yayi Industrial Co., Ltd., an entity organized under the laws of the People’s Republic of China. Tianjin Yayi is the leading manufacturer and distributor of goat milk powder products in China. As a result of the merger, we became the owner of Tianjin Yayi. Pursuant to the merger agreement:

•	All of the outstanding shares of Charleston were converted into an aggregate of 22,325,000 shares of our common stock.

•
The number of members of our board of directors was increased to six and Li Liu, Feng Shek, and Cili Yan, all of whom are affiliated with Tianjin Yayi, were named as members of our board directors. On June 7, 2008, subsequent to the merger, Jeff D. Jenson, Steve Markee and Alex Ferries, the directors prior to this merger, resigned from such positions and the number of members of the board of directors was reduced to three members.

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•
Jeff D. Jensen and Alex Ferries resigned as our officers and Li Liu was named our chief executive officer, Feng Shek was named our Vice President, Tong Li was named our chief financial officer, and Zhiguan Zhang was named our secretary.

The issuance of the 22,325,000 shares of our common stock was exempt from the registration requirement of the Securities Act pursuant to, among other things, Regulation S and/or Section 4(2) thereunder as there were seven recipients of these shares and each recipient of these shares was either an accredited investor or a non-US person. These shares constitute “restricted securities” and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption therefrom. Except as otherwise disclosed herein, as of the date of the merger, there were no material relationships between Ardmore or any of its affiliates and Charleston, other than in respect of the merger agreement.

The merger was approved by (i) the shareholders of Charleston and (ii) as required under the Delaware General Corporation Law, by the board of directors of Ardmore. Stockholders of Ardmore prior to the consummation of these transactions will not be required to exchange their existing Ardmore stock certificates for certificates of Ardmore post-merger. The shares of the common stock will continue to be quoted on the Over-the-Counter Bulletin Board.

On June 6, 2008, in consideration for introducing us to Tianjin Yayi, we issued to Grand Orient Fortune Investment Ltd., a British Virgin Islands limited liability company and its designees (collectively, “Grand Orient”) an aggregate of 2,000,000 shares of our common stock and our Series B Warrants to acquire 2,148,148 shares of our common stock at an exercise price of $1.08 per share. These warrants are exercisable on a cashless basis and may be exercised through June 2011. The exercise price of these warrants and the number of shares issuable upon their exercise is subject to adjustment upon the occurrence of specified events. Grand Orient was granted piggyback registration rights with respect to these shares and the shares of common stock issuable upon exercise of the Series B Warrants.

In connection with this merger, on June 6, 2008, we entered into an indemnification agreement with Tryant, LLC, pursuant to which it agreed to the cancellation of 325,198 shares of common stock it owned and agreed to, among other things, indemnify us for one year for breaches of representations and warranties in the merger agreement. In exchange, we (i) paid Tryant an aggregate of $200,000 (excluding $50,000 that had been previously paid), (ii) issued Tryant a note in principal amount of $250,000 maturing in August 2008, which note is secured by the pledge of 500,000 shares of our common stock owned by Li Liu, our chief executive officer, and (iii) issued Tryant and its designees our Series C Warrants, exercisable on a cashless basis to acquire through June 2011, an aggregate of 185,185 shares of our common stock at an exercise price of $1.35 per share. The exercise price and number of shares issuable upon exercise of these warrants is subject to specified anti-dilution adjustments. Tryant and its designees were granted piggyback rights with respect to the shares of our common stock it owned prior to these transactions and the shares issuable upon exercise of these Series C Warrants. Prior to the transactions described herein, Tryant was the holder of a majority of our outstanding shares of common stock.

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Offering

Contemporaneously with, and as a condition to, the completion of the merger, we issued, pursuant to an amended and restated securities purchase agreement, as amended, 52 units for an aggregate purchase price of $1.3 million. Each unit consisted of: (i) an 8% convertible promissory note in principal amount of $25,000 and (ii) our Series A Warrants. Interest on these notes is payable at maturity, the notes mature in December 2009, are unsecured and are convertible into our common stock at a conversion price of $1.08. The Series A Warrants included in each unit are exercisable (under specified circumstances, on a cashless basis) through June 2011 (subject to extension if, under specified circumstances, the underlying shares are not registered for resale) to acquire 11,575 shares of our common stock at an exercise price equal to the lesser of $1.35 and the Next Round Value. The term “Next Round Value” means the per share dollar value of the securities issued by us in the first private placement that is effected after the merger, such dollar value to be equal to a fraction, the numerator of which is the aggregate purchase price of the securities sold in such private placement and the denominator of which is the number of shares of common stock (including and after giving effect to the shares of common stock issuable upon exercise or conversion of the securities issued or issuable in such private placement, determined as of the date of the first closing of such private placement), issued in such private placement. The notes and Series A Warrants provide for anti-dilution adjustments upon the occurrence of specified events.

Pursuant to a registration rights agreement with these investors, we agreed to register the resale of the shares of common stock underlying the notes and Series A Warrants. If we fail, subject to specified exceptions, to comply with certain of our obligations under this agreement, we may be required, for each 30 day period in which we are in default under such obligations, to pay the investors partial liquidated damages equal to 1.5% of the purchase price paid by the investor for any unregistered securities held by them that are required to be registered; provided, however, that the maximum amount payable to an investor pursuant to such provisions shall not exceed 20% of the purchase price paid by the investor.

We paid the placement agent, WestPark Capital, Inc., $104,000 in commissions and approximately $20,000 for expenses (including its non-accountable expense allowance) for its services in the offering and issued to it and its designees warrants (on the same terms as the Series A Warrants) to acquire an aggregate of 144,448 shares of common stock. The proceeds remaining after payment of the placement agent’s fees and expenses will be used (i) to pay fees and expenses incurred in connection with the transactions described herein and (ii) for general working capital purposes. As each of the 26 purchasers of these securities represented that it was an accredited investor, the issuance of these securities is exempt from the registration requirements of the Securities Act pursuant to, among other things, Section 4(2) thereof and Rule 506 promulgated thereunder.

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Capital Stock Issued and Outstanding

After giving effect to (i) the shares issued as consideration in connection with the merger (ii) the securities issued to Grand Orient, (iii) the issuance of units in connection with the offering, and (iv) the cancellation of 325,198 shares held by Tryant, there are issued and outstanding securities of the Company as follows:

•	25,000,000 shares of common stock;

•	0 shares of preferred stock;

•	728,985 shares of common stock (including 144,448 shares issuable upon exercise of warrants to be issued to the placement agent) issuable upon exercise of the Series A Warrants;

•	2,148,148 shares of common stock issuable upon exercise of the Series B Warrants;

•	185,185 shares of common stock issuable upon exercise of the Series C Warrants; and

•	1,203,748 shares of common stock issuable upon conversion of the notes ( assuming a conversion price of $1.08)

An aggregate of 4,266,066 shares of common stock are issuable upon exercise or conversion of our outstanding notes and warrants.

Accounting Treatment

Under accounting principles generally accepted in the United States, the merger is considered to be a capital transaction in substance, rather than a business combination. That is, the merger is equivalent to the issuance of stock by Charleston for the net monetary assets of Ardmore Holding Corporation, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the merger will be identical to that resulting from a reverse acquisition, except that no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Ardmore Holding Corporation, are those of the legal acquiree, Charleston, which are considered to be the accounting acquirer.

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Description of our Business

Historical Description of Ardmore’s Business Operations.

Ardmore was organized in Delaware in 1986 under the name of Commercial Ventures Ltd. The name was changed to FIN U.S.A., Inc. in 1987, and in 1993 to I/NET, INC. I/NET, developed and marketed computer software for mid range computers. In 2006 I/NET accepted an offer from Tryant, LLC for the acquisition a significant stake in the Company. In connection therewith, the business operations related to I/NET’s prior activities ended and it commenced seeking other business opportunities. On April 15, 2007, our name was changed to Ardmore Holding Corporation.

Tianjin Yayi commenced operations in 2001 in the goat milk industry. On January 15, 2008, Charleston acquired Tianjin Yayi and its wholly-owned subsidiary, Weinan Milkgoat Production Co., Limited (“Weinan Milkgoat”). Under the terms of the acquisition, all stockholders of Tianjin Yayi are to receive a dividend from the acquirer in the amount of $4,235,052 (RMB 30,500,000) for all of the shares of Tianjin Yayi.

Summary

We are the leading manufacturer and distributor of goat milk powder products in China. We engage in the processing, commercialization and distribution of a series of goat milk powder, goat milk formula tablets, liquid goat milk and goat milk drinks throughout China. We focus primarily on higher-priced premium infant formula goat milk products, but our product lines include more affordable infant formula goat milk products targeting the mass market and other goat milk products targeted to the health-conscious consumer. We sell substantially all of our products in China primarily to distributors who resell the products to end customers through their own distribution networks. Our distribution network serves approximately 3,500 retail outlets across China. Our sales, customer service and customer education and distribution network has helped us build brand recognition and customer loyalty in our primary markets. We have leveraged our brand recognition in these markets to develop markets throughout most of China.

Goat Milk Products - Powder and Liquid

We currently manufacture and distribute powder and liquid goat milk products. For Tianjin Yayi’s fiscal year ended October 31, 2007, powder products accounted for approximately 96% of sales and liquid products accounted for approximately 4% of sales. Sales of powdered products began in Tianjin and Beijing during 2001 to 2003, in Southern China during 2004 to 2006 and Northern China during 2006 through the present. Our powder products are sold throughout most of China. Sales of liquid products began in Tianjin in January 2007 and in Beijing, Zhejiang and Fujian in March 2008. We anticipate gradually expanding the areas in which liquid products are sold. Powder products generally generate higher gross margins than liquid products though we believe that over the long term the sales volume of our liquid products will be greater than powder products.

We sell approximately 23 different goat milk powder products. Our principal goat milk powder product lines may generally be categorized as follows:

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• Powders targeted to or formulated for infants aged 0 - 6 months old, babies 6 - 12 months old, toddlers from 1 - 3 years old, pre-schoolers from 3-7 years old and children, teens and adolescents from 7-22 years old. Generally, powders targeted to age groups ranging from 0 to 7 years old represent between 60-70% of our net sales .

• Powders targeted to or formulated for pre-and post-natal women.

• Powders targeted to or formulated for those interested in maintaining general health and well being, enhancing beauty, inducing restfulness and reducing eye fatigue.

• Sugar-free goat milk powder targeted to or formulated for those who desire to regulate their sugar intake.

• Powders targeted to or formulated for health conscious adults.

We also bottle and distribute approximately seven different liquid goat milk products; these may generally be categorized as targeted to (i) infants and babies and (ii) health conscious consumers.

Most of our goat milk products are formulated through the inclusion of supplements such as vitamins, calcium, iron, selenium, chromium and omega 3 fatty acids, as needed to address the nutritional or health needs of the consumer.

Supply

Our supply of goat milk comes from Saanen dairy goats raised on individual and small-scale farms in Weinan City in China’s Shaanxi Province. This province is one of the three largest goat milk producing areas in China; an area especially conducive to the production of goat milk, with a reputation as one of the most fertile and agriculturally rich regions in China in which to raise dairy goats. Saanen dairy goats are known for the quantity and quality of milk they produce and usually yield the industry’s ideal of 3-4 percent milk fat. Approximately 15% of our goat milk requirements are supplied by nine small-scale farms (i.e., farms that generally support flocks of between 100-200 goats), and approximately 85% of these requirements are supplied by more than 2,000 individual farms (i.e., farms with flocks of between 10-25 goats). These sources supply us with an aggregate of approximately 6,000 tons of raw milk per month, except during November through February, when the goats do not produce milk (From November through February, we rely on the inventory of goat milk powder that we accumulate during the preceding months, for our fulfillment needs.) We have short-term supply arrangements with local governmental and quasi-governmental authorities pursuant to which we purchase all the milk produced by the individual farms subject to that local authority at a price negotiated from time to time by us and the individual farm.

We are not dependent on any single supplier or group of suppliers for our raw milk supply. No supplier of raw goat milk accounted for more than five percent of our goat milk requirements for the fiscal year ended October 31, 2007 or the three months ended January 31, 2008. We believe that our relationships with our raw goat milk suppliers are satisfactory and that alternative sources of supply are available to us on no less favorable terms than are currently available.

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Other raw materials used to produce powdered and liquid milk include desalting whey powder, lactose, plant fat powder, lactalbumin, whey protein concentrate, soybean lecithin, various vitamin and mineral supplements and packaging materials. For the year ended October 31, 2007, each of Pacific Dairy Co., Ltd. and Hougxiu Dairy Co., Ltd. accounted for 10% of our purchases of supplies and for the year ended October 31, 2006, Pacific Dairy Co., Ltd. and Tianjin Platinum Biochemistry Engineering Co. Ltd., accounted for 21% and 15%, respectively, of our volume purchases. We have not experienced any significant difficulty in purchasing these materials. We believe that alternative sources of supply are available to us on no less favorable terms than are currently available.

Processing

The raw goat milk is collected by hand or machine and brought to a collection station. There are approximately 45 collection stations (eight of which are owned by us) distributed throughout Weinan County that are used to collect the goat milk into refrigerated storage tanks, which are then delivered by refrigerated vans to our processing plants.

The raw milk to be converted into a powder is passed through a high pressure gauge, converting the milk into a fine spray which, through the use of a high temperature fan, quickly dries the spray into a powder. The powder is then shipped to another processing facility at which it is supplemented with various nutritional components and is then packaged into various types of containers for distribution to our wholesale distributors.

Distribution

We use three independent trucking contractors to distribute our products throughout China. We selected these trucking companies based on cost and efficiency. We believe that alternative shipping arrangements are available if required, on no less favorable terms than are currently available.

Facilities and Property

Under Chinese law, the government owns all of the land in the PRC and companies and individuals are authorized to use the land only through land use rights granted by the PRC government.

We own or lease the following manufacturing and production facilities:

•	we own the equipment at a facility located in Fuping County of Shaanxi Province, capable of spray drying 100 tons of raw milk per day.

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•
our wholly owned facility located in the XiQing District of Tianjin City, which is capable of combining and formulating the milk powder with the nutritional supplements and then packaging the end product at a rate of 50 tons per day.

•
a spray drying facility in YanLiang District, Xian City, Shaanxi Province, with a capacity of 80 tons per day. We own the equipment and are negotiating with the local governmental authorities to acquire the balance of the facility.

•	a liquid milk production line in the Hexi District of Tianjin City, with a capacity of 20 tons per day, pursuant to a lease that terminates December 30, 2009.

Currently, we have one production line for can-packed milk powder, which is able to produce 2,000 tons of milk powder per year. We also own a production line for box-packed milk powder, which has the production capacity of 5,000 tons per year. These production lines are located at our XiQing facility.

We also have approximately 25 sales offices located throughout China in which our products are sold. The leases for sales offices are generally on an annual basis.

Our current facilities are not adequate for our needs. Accordingly, we have purchased a four-story office building which is under construction in and is expected to be completed in September 2008. This building, when completed, will serve our executive, sales and administrative headquarters. We have also entered into an agreement pursuant to which we will lease through 2029 an approximately 30,000 square meter facility that is being built in Tianjin City, China. We anticipate that this facility will be used for manufacturing, processing and warehousing activities.

Competition

The dairy industry in China is highly competitive and we face substantial competition from both cow and goat milk producers.

Cow milk accounts for more than 90% of the milk consumed in China. The principal producers and distributors of cow milk are Inner Mongolia Yili Industrial Group Co., Ltd and Inner Mongolia Meng Niu Dairy (Group) Co., Ltd. We compete with cow milk based on the nutritional advantages of goat milk. Those advantages include higher levels of proteins and vitamins (in particular, vitamins B1, B2 and C) and ease of digestibility. These factors make goat milk particularly attractive for those interested in maintaining a healthy lifestyle and for use by infants and other consumers sensitive to dairy products or allergic to cow milk. However, cow milk’s competitive advantages over goat milk include more favorable pricing, easy availability, and greater market acceptance. This greater market acceptance is attributable to, among other things, the historic association of goat milk with unfavorable smells, a much larger supply of available cow milk, and the fact that goat milk has only recently developed as an alternative available to consumers in China on a mass market basis. We are working to improve acceptance of goat milk through marketing efforts geared towards emphasizing its nutritional advantages and its favorable taste and smell.

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We also compete directly with China and foreign-based goat milk manufacturers. Our China based competitors include Dalian Jiuyang, Shaanxi Red Star and Shaanxi Guanshan. We believe that the principal competitive advantages in competing with our China-based competitors are product recognition (including recognition based on quality flavor and price), strong distribution relationships, established supply sources, and quality. Inasmuch as our products represent more than 50% of the sales of such product in China, we believe that we have significant flexibility with respect to the pricing of such products. We are also price setters for the goat milk market in China. We also are larger than all other China-based goat milk powder producers. Our foreign competitors include Karihome, Wyeth and Mead Johnson. We compete with our foreign competitors, and in particular the products sold by Wyeth and Mead Johnson which have favorable name recognition, mainly through our product offerings in specialty baby stores.

Intellectual Property

In 2002, we registered in China the trademark, “MeiKe GaoTe” (a transliteration of “Milk Goat” in Chinese) for use with our liquid and powder products and the trademark, “Yi Mei Shi” for use with our powder products. The “MeiKe GaoTe” mark is generally used for marketing mid to upper-range priced products and the “Yi Mei Shi” mark is generally used for marketing low to mid-range priced products and for products formulated to provide a particular nutritional or health benefit. We believe that consumers use the “MeiKe GaoTe” mark to distinguish certain of our products from our competitors and believe that over the long term, consumers will similarly use the “Yi Mei Shi” mark.

We license the right to use goat odor elimination technologies and are permitted to use these technologies with respect to all of our products. All payments required to be made by us under this arrangement have been made and we are entitled to continue to use these technologies after the expiration of the license. The license prohibits us, with certain exceptions, from disclosing or transferring the technology. We believe that alternative odor elimination technologies are available, if required, on terms reasonably acceptable to us.

Regulatory Matters

We are regulated under national, provincial and local laws in China. These regulations govern, among other things, the manufacture and composition of products and ingredients, product labeling and packaging (including the format and content of product labels nutritional information), product safety and specified manufacturing practices (including mandating quality assurance programs). Our facilities are subject to inspection and licensing requirements and our trade practices (including claims made with respect to product effectiveness of our products) are regulated.

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These regulations are subject to change. To date, compliance with governmental regulations has not had a material impact on our level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, we are unable to predict the impact such regulation may have in the foreseeable future.

We believe that we comply in all material respects with applicable rules and regulations.

Seasonality

While the consumption of goat milk is not seasonal, goat milk production is seasonal because goats generally do not produce milk from November through February. During such period, we generate sales of goat milk powder from our inventory that builds during the period preceding such hiatus.

Employees

We have approximately 682 employees. Of these, approximately 28 are managers, 478 are salespersons, and 176 are general staff members. None of the employees is party to a collective bargaining or similar agreement. We believe our relationship with our employees is satisfactory.

Legal Proceedings

We are not presently subject to any material litigation, and, to our knowledge, there are no material litigations presently threatened against us.

Research and Development

For the years ended October 31, 2007 and 2006, we expended $ 93,000 and $ 79,000, respectively, with respect to research and development activities and for the three months ended January 31, 2008 and 2007, we expended $ 22,000 and $ 15,000, respectively, on such activities . Among other things, we retain international experts to assist us in the composition of our various formulated drinks .

Management's Discussion and Analysis or Plan of Operations

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED AS EXHIBITS IN THIS CURRENT REPORT ON FORM 8-K.

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The following discussion reflects management's analysis of the operating history Tianjin Yayi and its parent, Charleston. As such, the discussion only represents management's current assessment of the operations of the business. There can be no implication that the results discussed herein will necessarily continue into the future, or that any of the conclusions expressed below will necessarily be indicative of actual operating results in the future. This discussion should be read in conjunction with the unaudited condensed consolidated financial statements of Charleston and subsidiaries for the three months ended January 31, 2008 and 2007, the audited balance sheet of Charleston as of October 31, 2007, and the audited financial statements of Tianjin Yayi for the years ended October 31, 2007 and 2006.

This Current Report on Form 8-K contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors.”

Information regarding market and industry statistics contained in this Current Report on Form 8-K is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Current Report on Form 8-K. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial and business analysis in this Current Report on Form 8-K (the “Report”) provides information we believe is relevant to an assessment and understanding of our financial condition and results of operations. The following discussion should be read in conjunction with the consolidated financial statements and the related notes annexed as exhibits to this Report.

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Overview

We currently engage in the processing, commercialization and distribution of a series of goat milk powder, goat milk formula tablets, liquid goat milk and goat milk drinks throughout China. Our principal brand under which products are sold is MeiKe GaoTe. We focus primarily on higher-priced premium infant formula goat milk products, but our product lines include more affordable infant formula goat milk products targeting the mass market and other goat milk products targeted to the health-conscious consumer. We sell substantially all of our products in China primarily to distributors who resell the products to end customers through their own distribution networks, typically composed of sub-distributors and retail outlets. Our distribution network serves approximately 3,500 retail outlets across China. Our sales, customer service and customer education and distribution network has helped us build brand recognition and customer loyalty in our primary markets in which we concentrated our sales and marketing efforts. We have leveraged our brand recognition in these primary markets to develop markets throughout most of China.

We have used excess capacity and resources to provide spray drying and other related services to other dairy manufacturers and distributors and to sell ingredients and materials to industrial customers. These activities contribute to less than five percent of our gross sales and the gross margin on such sales is generally less than 15%.

Strategy

The Chinese government has initiated programs to promote milk consumption and is providing incentives to increase dairy production. The dairy market today in China is over $13 billion and is expected to grow at a rate of 15% per year for the foreseeable future.

We believe that Chinese consumers’ consumption power is increasing. Accordingly, while we serve the lower and middle tier markets we are focused on (i) premium products which we believe generate greater sales volume (as measured by currency) and higher gross margins and (ii) regions in which we believe we can generate a better return on our investment.

The history and strategy with respect to our product development is as follows: from goat milk powder products, to liquid goat milk products, to goat milk yogurt products and to goat milk cheese. Currently, we are primarily selling goat milk powder products, popularizing liquid goat milk products, doing small-scale test for goat milk yogurt products, and exploring goat milk cheese products. When we believe the market for our goat milk liquid and powder products is mature, we intend to launch our goat milk yogurt and then goat milk cheese products. [

Critical Accounting Policies and Estimates

We prepare our financial statement in accordance with generally accepted accounting principles in the United States, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than other in their application.

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This section should be read together with the Summary of Significant Accounting Policies included in the notes to the consolidated financial statements annexed as exhibits to this Report.

Revenue Recognition

Our revenue is generated from sales of goat milk powder and liquid products, and is recognized when all of the following criteria are met:

☐	The amount of revenue can be measured reliably;

☐	It is probable that the economic benefits associated with the transaction will flow to the enterprise;

☐	The costs incurred or to be incurred in respect of the transaction can be measured reliably; and

☐	Collectability is reasonably assured.

We recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. We are subject to VAT which is levied on the majority of our products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by us in addition to the invoiced value of purchases to the extent not refunded for export sales. Input VAT paid is recoverable from output VAT charged to customers.

Fair Value of Financial Instruments

Our financial instruments include restricted cash, accounts receivable, due from related parties, other receivables, other payables and accrued liabilities, short-term loans, other current liabilities and deferred taxes. We estimate that the carrying amount approximates fair value due to their short-term nature. The fair value of our long-term loans are estimated based on the current rates offered to the Company for debt of similar terms and maturities.

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Impairment of Long-Lived Assets

We review periodically the carrying amounts of long-lived assets including property, plant and equipment and long-term investment with finite useful lives or beneficial periods, to assess whether they are impaired. We evaluate these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable such as a change of business plan or a period of continuous losses. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its projected future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. In determining estimates of future cash flows, significant judgment in terms of projection of future cash flows and assumptions is required. There were no impairments for the fiscal years ended October 31, 2007 and 2006 nor for the three months ended January 31, 2008 and 2007.

 Contingencies

In normal course of business, we are subject to contingencies, including, legal proceedings and claims arising out of the business that relate to a wide range of matters. We recognize a liability for such contingency if we determine that it is probable that a loss has incurred and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments, including past history and the specifics of each matter.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 was effective for fiscal years beginning after December 15, 2006. In January 2008, the FASB approved FASB Staff Position (FSP) No. Fin 48-6 – “Effective Date of FASB Interpretation No. 48 for Nonpublic Enterprise”, permitting nonpublic enterprise to defer implementation of Fin 48 until period beginning after December 15, 2007. We have not yet determined the impact of the adoption of Fin 48 on our financial statements and footnotes disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and will become effective beginning with the first quarter of 2008. The FASB has granted a one-year deferral for non-financial assets and liabilities to comply with this Statement. We are evaluating the impact of the adoption of SFAS No. 157 on its financial statements and footnote disclosures.

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In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the beginning with the first quarter of 2008. We have not yet determined whether it will adopt this Statement and its impact on its financial statements and footnote disclosures.

On December 4, 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.

We have not yet determined the impact of the adoption of SFAS No. 160 on its financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No.141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on its financial statements and footnote disclosures.

Results of Operations

Results of operations for the three months ended January 31, 2008 and 2007

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The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior period.

	Three months ended		Change	Variance
	January 31,
	2008	2007

Net sales	$3,884,250	$3,292,379	$591,871	18%

Cost of goods sold	$(1,323,137)	$(1,282,118)	$41,019	3%

Gross profit	$2,561,113	$2,010,261	$550,852	27%

Operating expenses	$(1,074,019)	$(1,047,667)	$(26,352)	3%

Net sales for the three months ended January 31,2008 was $3.89 million, an increase of 18% from the corresponding period in the prior year. Sales increased because of an increase in the number of units of product sold and the prices at which such products were sold. We believe our price increases were consistent with price increases generally in China’s dairy market.

Cost of goods sold for the three months ended January 31, 2008 was $1.32 million, an increase of 3% from the corresponding period in the prior year. The absolute increase in costs of goods sold is primarily due to the increased quantity of goods sold in the most recent three months. Costs of goods sold, as a percentage of net sales decreased from 38.9% for the three months ended January 31, 2007 to 34.1% for the most recent three-month period. This decrease is attributable to an increase in the price of products sold.

Gross profit for the three months ended January 31, 2008 was $2.56 million, an increase of 27% from the corresponding period in the prior year. Our gross margin for the three months ended January 31, 2008 was 66% as compared to 61 % for the corresponding period in the prior year. The change in gross profit and gross margin is attributable to the changes in net sales and cost of goods as described above.

For the three months ended January 31, 2008, operating expenses increased approximately $26,000, or 3% from the corresponding period in the prior year. Advertising and promotion expense for the most recent three-month period increased by $160,000 or 40.5% from the prior corresponding period due to an increase in advertising and marketing efforts. The increase in advertising expense was offset by $142,000 or a 33% decrease in salaries in the current period from the corresponding period in the prior year. Salaries decreased for the three months ended January 31, 2008 because certain performance thresholds were not attained.

Interest expense was approximately $85,000 for the three months ended January 31, 2008, an increase of approximately $72,000 from the corresponding period in the prior year. Interest expense increased because our outstanding bank borrowings during the most recent period were greater than in the corresponding period in the prior year.

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Allowance from government grant was zero for the three months ended January 31,2008, compared with $76,567 for the three months ended January 31, 2007. This was a one-time allowances granted by the government in connection with facility related construction and we do not anticipate receiving these allowances in the future.

Income tax was $88,159 and zero for the three months ended January 31,2008 and 2007 respectively. There was no income tax expense for the three months ended January 31,2007 because we were exempt from such taxes through January 1, 2008. Further, the $88,159 income tax for the most recent three-month period only reflects taxes (at the statutory PRC tax rate of 25%) for one month of such period. The loss of the tax exemption will, in future periods, have the effect of reducing reported net income. In fiscal 2008, we will pay income tax at a rate of up to 25% of net income.

Net income for the three months ended January 31, 2008 increased by 27% from the corresponding period in the prior year. This increase is attributable to the factors described above.

Results of Operations For the Fiscal Years Ended October 31, 2007 and 2006

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of change from the prior period.

	Fiscal year ended		Change	Variance
	October 31,
	2007	2006

Net sales	$14,409,778	$6,250,089	$8,159,689	131%

Cost of goods sold	$(5,044,419)	$(2,649,608)	$(2,394,811)	90%

Gross profit	$9,365,359	$3,600,481	$5,764,878	160%

Operating expenses	$(4,889,288)	$(3,068,253)	$(1,821,035)	59%

Net sales for the fiscal year ended October 31, 2007 (“Fiscal 2007”) were $14.4 million, an increase of 131% from the prior year (“Fiscal 2006”). The increase is attributable to an increase in the quantity of product sold and increases in prices at which our products are sold. Our price increases were generally consistent price increases in the dairy industry.

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Cost of goods sold for Fiscal 2007 was $5 million, an increase of 90% from the prior year. The absolute increase in costs of goods sold is primarily due to the increased quantity of goods sold in Fiscal 2007. Costs of goods sold, as a percentage of net sales, decreased from 42% for Fiscal 2006 (“Fiscal 2006”) to 35% for Fiscal 2007. The decrease as a percentage of net sales is attributable to increase at the prices at which product was sold and more efficient use of resources.

Gross profit for Fiscal 2007 was $9.4 million, an increase of 160% from the prior year. Our gross margin for Fiscal 2007 was 65% compared to 57% for the prior year. The change in gross profit and gross margin is attributable to the changes in net sales and cost of goods as described above.

For Fiscal 2007, operating expenses increased approximately $1.82 million or 59%, from the prior year. Operating expense increased due to increases in salary ($664,000 or 186% from the prior year ), commissions ($734,000 or 228% from the prior year) and other selling, general and administrative expenses ($681,000 or 107% from the prior year). These expenses increased because we significantly increased the size of our sales staff. Operating expenses as a percentage of net sales decreased from 49% in Fiscal 2006 to 34% in Fiscal 2007 because the increase in net sales was significantly greater than the increased operating expenses.

Interest expense was approximately $106,000 in Fiscal 2007 compared to approximately $20000 in the prior year because of increases in our outstanding bank borrowings during Fiscal 2007.

Allowance from government grant was approximately $52,000 for Fiscal 2007, and the allowance was zero for the fiscal year ended October 31, 2006. These were on-time allowances granted by the government in connection with factory construction and we do not anticipate receiving these allowances in the future.

Net income for Fiscal 2007 was approximately $4,42 million, an increase of approximately 769% from the prior year. This increase is attributable the factors described above.

Liquidity and Capital Resources

As of January 31, 2008 and October 31, 2007, we had cash and cash equivalents of approximately $1.1 million and $256,000, respectively. As of January 31, 2008, we had a working capital deficit of approximately ($2.13 million) (excluding $1,000,000 borrowed from Allied Merit International Investment, Inc., subsequent to January 31, 2008). This deficit is attributable to the inclusion in working capital of an aggregate of approximately $5.68 million (consisting of $1.44 million in amounts due to related party and $4.24 million in dividends incurred in connection with Charleston’s acquisition of Tianjin Yayi) payable to related parties or their affiliates or associates. We have been informally advised that these related parties only require the repayment of the obligations when we have sufficient financial resources to allow for such repayment; however, there is no agreement pursuant to which they have agreed to defer the payment of these obligations. Excluding these payables to related parties, we had working capital of $3.54 million. We intend to roll over or repay our other short-term loans but have not reached any agreement with respect thereto. See Note 1 of Notes to Charleston’s Condensed Consolidated Financial Statements for the periods ended January 31, 2008 and 2007.

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Historically, we have relied on borrowings from our executive officers and principal shareholders, Li Liu and Feng Shek, short-term bank loans and other borrowings to meet our cash, working capital and capital expenditures requirements. We intend to continue to rely on these executive officers for our financing needs though no assurance can be given that they will make funds available to us as and when needed and on acceptable terms. We may also seek additional financing though no assurance can be given that financing will be available on acceptable terms.

The following table provides information about our net cash flows for the following periods.

	Three months Ended January 31,		Years Ended October 31,
	2008	2007	2007	2006
	(Dollars in thousands)		(Dollars in thousands)
Net cash provided by operating activities	$263	$916	$238	$2,203
Net cash (used in) investing activities	(74)	(8)	(140)	(1,259)
Net cash provided by (used in) financing activities	640	(1,475)	(1,062)	(183)
Net cash inflow(outflow)	857	(555)	(927)	784

Operating Activities:

Net cash provided by operating activities was approximately $263,000 and $916,000 for the three months ended January 31, 2008 and 2007, respectively. The decrease in the most recent period is attributable to increases in inventories and advances to suppliers. Inventories increased because delivery of product to a number of cities and provinces was delayed due to the January 2008 winter storms and advances to suppliers increased because of prepayments to the supplier of new office buildings and equipment. See Note 8 of Notes to Charleston’s Condensed Consolidated Financial Statements for the periods ended January 31, 2008 and 2007. These increases were offset to a limited extent by the decrease in accounts receivable which is attributable to increased efforts in collecting receivables.

In Fiscal 2007 and Fiscal 2006, net cash provided by operating activities was approximately $238,000, and $2.2 million, respectively. The reduction in Fiscal 2007 in cash provided by operating activities is attributable to an increase of approximately $2.78 million of advance payments to purchase and develop an office building, a $589,000 advance payment to rent a processing facility and warehouse, and a $2.43 million increase in accounts receivable. Accounts receivable increased because we extended more favorable repayment terms to certain significant customers.

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Investing Activities:

Our primary uses of cash for investing activities are payments relating to the acquisition of equipment. Net cash used in investing activities for the three months ended January 31, 2008 was approximately $74,000, an increase of approximately $66,000 from the corresponding period in the prior year. Net cash used in investing activities in Fiscal 2007 was approximately $140,000, a decrease of approximately $1.12 million from net cash of approximately $1.26 million used for such purposes in the prior year. Fiscal 2006 included expenditures incurred in connection with construction of a processing facility located in Weinan City.

Financing Activities:

Net cash provided by financing activities for the three months ended January 31, 2008 was approximately $640,000 compared to approximately $1.47 million of net cash used by these activities during the corresponding period in the prior year. The change is primarily attributable to the repayment in the three months ended January 31, 2007 of related party indebtedness of approximately $1.91 million.

Net cash used by financing activities for Fiscal 2007 was approximately $1.06 million compared to approximately $183,000 net cash used by financing activities during the prior year. The decrease of the cash provided by financing activities was mainly attributable to the payments to related parties in 2007.

Contractual Obligations

The following table summarizes our significant contractual obligations at January 31, 2008:

	Payments Due by Period
(In United States Dollars)		Less than			More than
Contractual Obligations:	Total	1 Year	1-3 years	3-5 years	5 Years
Operating Lease Obligations[1]	$26,213,849	$757,052	$3,983,214	$2,541,060	$18,932,523
Capital Purchase Obligations[2]	191,573	191,573	—	—	—
Other Purchase Obligations and Commitments[3]	5,244,426	982,206	3,178,440	1,083,780	—
Long-Term Debt Obligations[4]	56,525	33,206	23,319	—	—
Total:	$31,706,373	$1,964,037	$7,184,973	$3,624,840	$18,932,523

1 Includes rental obligations for a factory and warehouse expected to be completed September 1, 2008 and is due to expire 2029.

2 Upon completion of construction, we will pay the balance of the purchase price for the Jinghai 4 Industrial office building. Construction is estimated for completion in September 2008.

3 Represents agreement with local governmental authorities for the minimum purchase obligations of raw goat milk product. The purchase price is determined by the market. The market price as of January 31, 2008 for raw goat milk products was $486/ton. Actual dollar amounts will vary based on market price fluctuations.

4 This total does not include (i) three short-term debt obligations (totaling $2,832,625) with due dates ranging from July 11, 2008 to December 27, 2008, (ii) the amount due to Liu Li, and (iii) $1,000,000 borrowed from Allied Merit International Investment, Inc., subsequent to January 31, 2008.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest expense incurred by the bank loans and the interest income generated by the loans to our bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may increase of expectations due to changes in interest rates in the PRC.

Foreign Exchange Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

Risk factors

You should consider carefully the following factors and other information described in this Current Report before deciding to invest in our common stock. The risks and uncertainties described below are the principal risks facing our company, but are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. Negative consequences associated with the following risks would likely cause our business, financial condition or results of operations to suffer. In that case, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

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Risks to Our Business

We depend on the national and local governments to support our industry and us.

The government plays a significant role in the economy in general and, the dairy industry in particular. Governmental authorities provide support for the development of the goat milk industry by, among other things, providing land, space and equipment for goat farms, financing goat farms, waiving compliance with otherwise applicable regulations, and reducing or eliminating tax obligations. Changes in governmental policies supportive of the development of this industry or failure to maintain good relations with governmental authorities may require us to incur expenses we are otherwise not required to incur. We may not have sufficient funds to pay such additional expenses and even if we do, our profitability may be reduced.

Our products may not achieve or maintain market acceptance

We may have difficulty gaining market acceptance for goat milk generally and our products in particular because cow milk dominates the milk market in China, (constituting more than 90% of the milk sold), the favorable pricing of cow milk compared to goat milk, and the historic and long-term association of goat milk with unpleasant smells and tastes. As a result, achieving and maintaining market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds to encourage consumption of goat milk in general, and the purchase of our products in particular. There is substantial risk that the market may not accept or be receptive to our products. Market acceptance of our products will depend, in large part upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our products may not be accepted by consumers or be able to compete effectively.

We depend on supplies of raw milk and other raw materials, a shortage of which could result in reduced production and sales revenues and/or increased production  costs.

Raw goat milk is the primary raw material we use to produce our products. We do not own our goats and depend on small goat farms and individual goat farmers for our supply of raw goat milk. We expect that we will need to continue to increase the number of farms and farmers from which we source raw milk. If we are not able to maintain our relationships with current suppliers and develop new sources of supply we will not be able to meet our production goals and our sales will fall. If we are forced to expand our sources for raw milk, it may be more and more difficult for us to maintain our quality control over the handling of the product in our supply and manufacturing chain. A decrease in the quality of our raw materials would cause a decrease in the quality of our product and could damage our reputation and cause sales to decrease.

Raw goat milk production is, in turn, influenced by a number of factors that are beyond our control including, but not limited to, the following:

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•  seasonal factors: goats generally do not produce milk from November through February; further goats produce more milk in temperate weather than in cold or hot weather and extended unseasonably cold or hot weather could lead to lower than expected production; and

• governmental agricultural and environmental policy: declines in government grants, subsidies, provision of land, technical assistance and other changes in agricultural and environmental policies may have a negative effect on the viability of individual and small farms, and the numbers of dairy cows and quantities of milk they are able to produce.

Even if we are able to source sufficient quantities of raw milk or our other raw materials to meet our needs, downturns in the supply of such raw materials caused by one or more of these factors could lead to increased raw material costs which we may not be able to pass on to the consumers of our products, causing our profit margins to decrease.

The milk business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

We face competition from cow milk and goat milk producers. Most of our competitors producing cow milk are well established, have greater financial, marketing, personnel and other resources than we have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to our advertising claims. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

We rely on third party technology in the processing of raw goat milk.

An important element of the processing of our raw goat milk is the removal of unpleasant odors. We have licensed the technology to remove offensive smells. If for some reason this technology becomes unavailable and we are unable to find replacement technology on acceptable terms, consumers will lose interest in our products and our revenues and profits will suffer.

The loss of any of our key executives could cause an interruption of our business and an increase in our expenses if we are forced to recruit a replacement; We have  no key-man life insurance covering these executives.

We are highly dependent on the services of Li Liu, our Chairman and Chief Executive Officer and Feng Shek, our Vice President. The loss of either of their services would have a material adverse impact on our operations. We have not applied for key-man life insurance on their lives and have no current plans to do so.

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We have been dependent on our executive officers to fund our working capital requirements and capital expenditure requirements.

Our executive officers, Li Liu and Feng Shek, have provided us with financing from time to time to fund our working capital and capital expenditure requirements. If they are unwilling or unable to provide us with financing as and when needed on acceptable terms, we may be required to find alternative sources of financing for such requirements. Our inability to obtain alternative financing on acceptable terms would limit our ability to generate revenue and may result in less profits.

Changing consumer preferences make demand for our products unpredictable.

We are subject to changing consumer preferences and nutritional and health-related concerns. Our business could be affected by consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium content or contamination of such products.

Adverse medical research relating to milk and demand for milk could decrease the demand for our products. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of milk in the human diet. A study may be published or an announcement made concerning the healthfulness of milk which may result in a decrease in demand for dairy products in China.

Possible volatility of raw milk costs makes our operating results difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

The policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China’s dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise which will lead to a decrease in profits.

We face the potential risk of product liability associated with food products; Lack of general liability insurance expose us to liability risks in the event of litigation against us.

We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering and other adulteration of our products. We may be subject to liability if the consumption of any of our products causes injury, illness or death. In addition, we may recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may negatively impact our profitability for a period of time depending on product availability, competitive reaction and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. We would also have to incur defense costs, including attorneys’ fees, even if a claim is unsuccessful. We do not have liability insurance with respect to product liability claims. Any product liabilities claims could have a material adverse effect on its business, operating results and financial condition.

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Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms which have been adopted by the Chinese government could change at any time. Because many reforms are unprecedented or experimental, they are expected to be refined and adjusted. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations This could damage our operations and profitability. Some of the things that could have this effect are:

•    level of government involvement in the economy;

•    control of foreign exchange;

•    methods of allocating resources;

•    balance of payments position;

•    international trade restrictions; or

•    international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. It is possible that the Chinese government may abandon its reforms all together and return to a more nationalized economy. Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock.

Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. Laws and regulations effecting foreign invested enterprises in China have only recently been enacted and are evolving rapidly, and their interpretation and enforcement involve uncertainties. Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business. For example, new legislative proposals for product pricing, approval criteria and manufacturing requirements may be proposed and adopted. Such new legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows. In addition, we will be subject to varying degrees of regulation and licensing by governmental agencies in The Peoples Republic of China. Future regulatory, judicial and legislative changes could have a material adverse effect on our Chinese operating subsidiaries. Regulators or third parties may raise material issues with regard to our Chinese subsidiaries or our compliance or non-compliance with applicable laws or regulations or changes in applicable laws or regulations may have a material adverse effect on our operations. Because of the evolving nature in the law, it will be difficult for us to manage and plan for changes that may arise.

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It will be difficult for our shareholder to commence a legal action against our executives. Enforcing judgments won against them or us will be difficult.

  All of our officers and directors reside outside of the United States. As a result, it will be difficult, if not impossible, to acquire jurisdiction over those persons in a lawsuit against any of them, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Because the majority of our assets are located in The People’s Republic of China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, which could harm the market for our products and adversely effect our operations and business.

We may have difficulty establishing adequate management, legal and financial controls in China.

The PRC historically has been deficient in western-style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. If we are not able to maintain adequate controls our financial statements may not properly represent our financial condition, results of operation or cash flows. Weakness in our controls could also delay disclosure of information to the public which is material to an investment decision with respect to our stock.

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Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

The functional currency of our operations in China is "Renminbi," or RMB. However, results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We currently do not use hedging techniques, and even if in the future we do, we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits to decline, which, in turn, may cause our stock prices, to decline.

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

Limited and uncertain trademark protection in China makes the ownership and use of our trademark uncertain.

We have obtained trademark registrations for the use of certain trademarks. We believe that certain of these trademarks are important to the establishment of consumer recognition of our products. However, due to uncertainties in Chinese trademark law, the protection afforded by our trademarks may be less than we currently expect and may, in fact, be insufficient. Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

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Our lack of patent protection could permit our competitors to copy our trade secrets and formulae and thus gain a competitive advantage.

We do not have patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formula and production processes for our products and our flavoring formula in producing competitive product lines. Any breach of confidentiality by our executives or employees having access to our formulae could result in our competitors gaining access to such formulae. The ensuing competitive disadvantage could reduce our revenues and our profits.

Risks Relating to the Market for Our Common Stock

The concentration of our stock ownership may have the effect of delaying, preventing, or deterring a change of control.

The ownership of our stock is concentrated in one shareholder, Global Rock Stone Industrial Ltd., a British Virgin Island limited liability company which beneficially owns more than 60% of our outstanding common stock. Global Rock is controlled by Li Liu and Feng Shek, our executive offers and two of our three directors. Accordingly, this stockholder or these individuals are able to control all matters requiring the approval of our board of directors or stockholders, including the compensation of management, the election of directors and approval of mergers and other significant corporate transactions. This may deter third parties from acquiring us, thereby depriving our other stockholders of an opportunity to receive a premium for their shares as part of a sale of the Company; concentration of ownership may also adversely affect the market price of our common stock.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger.” Because of our merger, we could be exposed to undisclosed liabilities resulting from our operations prior to the merger and we could incur losses, damages or other costs as a result. In addition, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. Brokerage firms may not want to conduct any secondary offerings on our behalf in the future.

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There is currently no liquid trading market for our common stock and one may never develop or be sustained. Stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than our company’s value.

There is currently no liquid trading market for our common stock and one may never develop. As a result, the price if traded may not reflect our value. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of our business. Because the price for our stock is low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans. Even if a more active market should develop, the price may be highly volatile. Our common stock is currently approved for quotation on the OTC Bulletin Board. We do not satisfy the initial listing standards of either the American Stock Exchange, the New York Stock Exchange or the Nasdaq Capital Market. If we never are able to satisfy any of those listing standards our common stock will never be listed on an exchange. As a result, the trading price of our stock may be lower than if we were listed on an exchange. Our stock may be subject to increased volatility. When a stock is thinly traded, a trade of a large block of shares can lead to a dramatic fluctuation in the share price.

Our stock price may be volatile in response to market and other factors.

The market price for our stock after the merger may become volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the merger may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

•	announcements of technological innovations or new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general technological, market or economic trends;

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•       volatility in our results of operations;

•       investor perception of our industry or prospects;

•       insider selling or buying;

•       investors entering into short sale contracts;

•       regulatory developments affecting our industry; and

•       additions or departures of key personnel.

“Penny Stock” rules may make buying or selling our Common Stock difficult.

Trading in our Common Stock is subject to the “penny stock” rules. The Securities and Exchange Commission, or SEC, has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our Common Stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market price and liquidity of our Common Stock.

We have a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring certain corporate actions and may lead to a sudden change in our stock price.

Our Common Stock ownership is highly concentrated. One shareholder, Yang Yong Shan, beneficially owns 13,883,329 shares, or 47.4% of our total outstanding Common Stock. He is also our President, Chief Executive Officer and Chairman of the Board. His interests may differ significantly from your interests. As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. In addition, because our stock is so thinly traded, the sale by any of our large stockholders of a significant portion of that stockholder’s holdings could cause a sharp decline in the market price of our Common Stock.

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We have the right to issue up to 10,000,000 shares of "blank check" preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of shares of preferred stock could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control. Such an issuance would dilute existing stockholders, and the securities issued could have rights, preferences and designations superior to our Common Stock.

Because we do not intend to pay any dividends, stockholders must rely on stock appreciation for any return on their investment in our common stock.

We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, are expected to be retained by us to finance and expand our business.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons became executive officers and/or directors upon the effectiveness of the merger and hold the positions set forth opposite their respective names. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualified. Executive officers serve at the pleasure of the board of directors.

Name	Age	Position with Public Company
Li Liu	49	Chairman of the Board and Chief Executive Officer
Feng Shek	51	Director and Vice President
Cili Yan	49	Director
Tong Li	41	Chief Financial Officer
Zhiguan Zhang	40	Secretary

Li Liu has, since 1994, served as Chairman of the Board and General Manager of Tianjin Yayi. As General Manager, she has served as chief executive responsible for all of Tianjin Yayi’s operations. She graduated with a medical degree from Tianjin Medical University in 1983 and in September 2006 received a masters degree in business administration from Tshinghua University, China. Feng Shek is her husband.

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Feng Shek has served as a Deputy General Manager of Tianjin Yayi since 2000. As Deputy General Manager, he is responsible for Tianjin Yayi’s sales network and market development. Li Liu is his wife.

Cili Yan has served as Tianjin Yayi’s Vice General Manager since 1999. In this position, she has been responsible for Tianjin Yayi’s facility in Weinan City.

Tong Li has served as our Chief Financial Officer since May, 2008. From August, 2006 through April, 2008, she was employed as a certified public accountant at Jin Ping Xie Tong Public Accountants. From July, 2004 to June, 2005, she served as Financial Manager at CGE-BC Water Investment Co., Ltd., which is engaged in the business of investment in water supply and sewage treatment facilities where he was responsible for financial management. From January, 2003 to June, 2004, she served as the Assistant to the Financial Director at D. Tian W. Group, a company engaged in the logistics business where she was responsible for investment and financial matters.

Zhiguan Zhang has served as Assistant General Manager of Tianjin Yayi since, 2006. In such position, he has been responsible for assisting the chief executive officer. From March, 2003 to February, 2006, he served as Financial Manager of Tianjin Deer Technology Developing Co., Ltd., a company engaged in the business of manufacturing auto parts, where he was responsible for financial management.

Significant Employees

The Company has no employees who are not executive officers, but who are expected to make a significant contributions to the Company’s business.

Family Relationships.

Other than the relationship between Feng Shek and Li Liu as husband and wife, there are no other familial relationships (whether by blood, marriage or adoption) among any one or more of our officers and directors.

Involvement in Certain Legal Proceedings.

None of our executive officers or director has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy of for the two years prior thereto.

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Compliance with Section 16(a) of the Exchange Act

To our knowledge, based solely on a review of such materials as are required by the Securities and Exchange Commission, none of our officers, directors or beneficial holders of more than 10% of our issued and outstanding shares of common stock failed to timely file with the Securities and Exchange Commission any form or report required to be so filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, during the fiscal year ended December 31, 2007.

Code of Ethics

We have not adopted a written code of ethics that applies to our principal executive officer, principal financial officer or controller, or persons performing similar functions though we intend to adopt a written code of ethics in the future.

Board Committees

The Company intends to appoint such persons to the Board of Directors and committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We anticipate that in the future a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert”. Additionally, we anticipate that in the future, the Board of Directors will appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place

Executive Compensation

The following table sets forth the cash compensation earned by our chief executive officer and any other executive officer receiving in excess of $100,000 per annum for services rendered during the twelve months ended December 31, 2007, 2006 and 2005 as well as our new chief executive officer and any other executive officer receiving in excess of $100,000 per annum appointed as of the date of the closing of the merger.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation Compensation ($)	Total ($)
Li Liu Chief Executive Officer	2007 2006 2005	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

Jeff D. Jenson Chief Executive Officer	2007 2006 2005	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding equity awards as of the year ended December 31, 2007.

Compensation of Directors

There are no standard arrangements pursuant to which directors are compensated for any services provided as director.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We do not have any employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any of our directors or executive officers which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with us, any change in control involving us, or a change in the person’s responsibilities following a change in control involving us. All of our executive officers are employed on an “at will” basis and can be terminated at any time without reason, subject to applicable law.

Equity Incentive Plans.

We do not currently have any equity incentive plans in place, but we may determine to adopt such a plan applicable to members of our board of directors, employees or others in the future.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of the closing of the merger, with respect to the beneficial ownership of our common stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our common stock; (ii) our officers and directors; and (iii) all our officers and directors as a group. There were 25,000,000 shares of our common stock outstanding at the close of business on June 6, 2008. Unless otherwise indicated, the address of each of the persons or entity is our address, 9 XingGuang Road, ZhongBei Industrial Park, Xi Qing District, Tianjin 300384, China.

Name and Address	Shares Beneficially Owned		Percentage Owned
Li Liu	15,024,725	(1)	60.1
Feng Shek	15,024,725	(1)	60.1
Cili Yan	1,000,160		4.0
Tong Li	0		_
Zhiguan Zhang	0		_
Global Rock Stone Industrial Ltd.	15,024,725		60.1%

(1) Represents shares registered in the name of Global Rock Stone Industrial Ltd. Li Liu and Feng Shek are deemed by virtue of their ownership interests in Global Rock to have beneficial ownership of the shares reported as owned by Global Rock.

Certain Relationships and Related Transactions

We have borrowed money from time to time from Li Liu, our chief executive officer. Such borrowings do not bear interest, are unsecured and have no stated maturity date. At January 31, 2008, we owed her approximately $1.437 million in connection with these borrowings.

In April 2008, we borrowed approximately $1,000,000 from Allied Merit. Prior to the merger, we had issued 2,000,000 shares of our common stock and Series B warrants to acquire 2,128,128 to Grand Orient and its designees. Certain affiliates of Allied Merit may be affiliates of Grand Orient.

On January 15, 2008, Charleston acquired Tianjin Yayi and its wholly-owned subsidiary, Weinan Milkgoat Production Co., Limited (“Weinan Milkgoat”). Under the terms of the acquisition, all stockholders of Tianjin Yayi will receive a dividend from the acquirer in the amount of $4,235,052 (RMB 30,500,000) for all of the shares of Tianjin Yayi.

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In December 2007, Li Liu transferred her 0.5% of the interest in Weinan Milk to us for consideration of less than $1,500. At the time of such transfer we owned 99.5% of Weinan Milk. See Note 2 of Notes to Charleston’s Condensed Consolidated Financial Statements for the three months ended January 31, 2008 and 2007.

In connection with the merger between Charleston and Merger Sub, on June 6, 2008, we entered into an indemnification agreement with Tryant, LLC, pursuant to which it agreed to the cancellation of 325,198 shares of our common stock it owned and agreed to indemnify us for one year for breaches of representations, warranties and covenants in the merger agreement. In exchange, we (i) paid Tryant an aggregate of $200,000 (excluding $50,000 that had been previously paid), (ii) issued Tryant a note in principal amount of $250,000 maturing in August 2008, which note is secured by the pledge of 500,000 shares of our common stock owned by Li Liu, our chief executive officer, and (iii) issued Tryant and its designees our Series C Warrants, exercisable on a cashless basis to acquire, through June 2011, an aggregate of 185,185 shares of our common stock at an exercise price of $1.35 per share. Prior to the transactions described herein, Tryant was the holder of a majority of our outstanding shares of common stock.

We do not have any independent directors on our board of directors.

Market For Common Equity And Related Stockholder Matters

Our common stock is listed on the OTCBB under the ticker "AHLN". The approximate high and low bid prices for 2006 through 2007 were summarized by quarter below:

	2006*				2007*
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Hi	$1.60	$1.60	$4.00	$2.40	$3.60	$2.80	$1.20	$1.10
Low	$1.20	$1.20	$1.20	$1.20	$1.80	$1.20	$1.10	$1.10

* The stock prices shown for the first quarter of 2007 and earlier reflect a proforma split adjusted stock price. The 200 to 1 reverse stock split occurred on June 11, 2007.

The above quotations, as provided by OTC Bulletin Board, represent prices between dealers and do not include retail markup, markdown or commission. In addition, these quotations do not represent actual transactions.

As of December 31, 2007, our common stock was held of record by approximately 285 shareholders. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries

More than 24 million of our issued and outstanding shares of common stock are deemed to be “restricted securities” for purposes of Rule 144 under the Securities Act and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144.

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Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Description of Capital Stock

We are authorized to issue 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Description of Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders. Our stockholders have no pre-emptive rights to acquire additional shares of the our common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable.

Description of Preferred Stock

We are is authorized to issue 10,000,000 shares of preferred stock, none of which as of the date hereof is designated and outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits or requires us to indemnify our officers and directors under specified circumstances. Our by-laws also provide for the indemnification of our officers and directors under specified circumstances.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information called for by this item 2.01 is incorporated by reference from the information set forth in item 1.01.

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ITEM 2.03         CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information called for by this item 2.03 is incorporated by reference from the information set forth in item 1.01.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES

The information called for by this item 3.02 is incorporated by reference from the information set forth in item 1.01.

ITEM 5.01         CHANGES IN CONTROL OF REGISTRANT

The information called for by this Item 5.02 is hereby incorporated by reference from Item 1.01.

ITEM 5.02         DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
The information called for by this Item 5.02 is hereby incorporated by reference from Item 1.01.

ITEM 5.06         CHANGE IN SHELL COMPANY STATUS

As a result of the completion of the transactions described herein, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements Of Businesses Acquired. In accordance with Item 9.01(a), the financial statements of the business acquired, are filed with this Current Report on Form 8-K as Exhibits 99.1, 99.2 and 99.3.

(b) Pro Forma Financial Information. No pro forma financial statements are filed with this Current Report on Form 8-K as such statements are not required as a result of the manner in which the transactions described herein have been effected. See “Accounting Treatment.”

(c) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

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Exhibit
No.	Description of Exhibit

2.1	Agreement and Plan of Merger by and among Ardmore, Ardmore Acquisition Corp, Tryant LLC and Charleston Industrial Ltd.

4.1	Form of 8% Convertible Promissory Note.

4.2	Form of Series A Warrant.

4.3	Form of Series B Warrant.

4.4	Form of Series C Warrant.

10.1	Form of Amended and Restated Securities Purchase Agreement dated as of May 12, 2008 and entered into by and among Ardmore and the investors signatories thereto, as amended.

10.2	Form of Registration Rights Agreement dated as of May 12, 2008.

10.3	Lease Contract of Premises between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Co., Ltd (Translation)

10.4	Building Property transfer Agreement between Tianjin Milk Goat Dairy Co., Ltd. and Tianjin Yayi Industrial Col, Ltd. (Translation)

21.1	Subsidiaries of the Registrant.

99.1	Audited balance sheet of Charleston Industrial Ltd. for the year ended October 31, 2007.

99.2	Unaudited financial statements for the Charleston Industrial Ltd. for the three months ended January 31, 2008 and 2007.

99.3	Audited financial statements of Tianjin Yayi Industrial Co. Ltd. for the fiscal years ended October 31, 2007 and 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 12, 2008

Ardmore Holding Corporation

By:	/s/ Li Liu
Li Lui, Chief Executive Officer

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